Exhibit 10.1

CONFIDENTIAL

EMPLOYMENT AGREEMENT

Employment Agreement (the “Agreement”), dated as of February 4, 2015, by and between Urban Edge Properties, a Maryland real estate investment trust (together with its affiliates, “Company”), with its principal offices at 888 Seventh Avenue, New York, New York 10106 and Mark Langer (“Executive”).

Recitals

The Company and Executive desire to set forth the terms upon which the Executive will enter into employment with the Company;

NOW, THEREFORE, in consideration of the premises and the mutual covenants set forth below, the parties hereby agree as follows:

Agreement

1.                                      Employment.  The Company hereby agrees to employ Executive, and Executive hereby accepts such employment, on the terms and conditions hereinafter set forth.

2.                                      Term. The term of Executive’s employment hereunder by the Company will commence on July 1, 2015, or such earlier date mutually selected by the parties (the “Effective Date”) and will continue for four years thereafter (the “Initial Period”). Following the Initial Period, the term will automatically renew for one year periods unless either party notifies the other party of nonrenewal at least 90 days prior to the end of such one year period (the Initial Period and any subsequent renewal periods, the “Employment Period”).

3.                                      Position and Duties. During the Employment Period, Executive will serve as Executive Vice President and Chief Financial Officer of the Company and will report to the Company’s Chief Executive Officer. Executive will have those powers and duties normally associated with the position of Executive Vice President and Chief Financial Officer and such other powers and duties as may be prescribed by or at direction of the Chief Executive Officer or the board of directors of the Company (the “Board”), provided that such other powers and duties are consistent with Executive’s position as Executive Vice President and Chief Financial Officer of the Company. Executive will devote substantially all of his working time, attention and energies during normal business hours (other than absences due to illness or vacation) to the performance of his duties for the Company and its affiliates. Without the consent of the Board, during the Employment Period, Executive will not serve on the board of directors, trustees or any similar governing body of any for-profit entity (with the exception of any entity which has been disclosed to the Company on a list provided to the Company by the Executive coincident with the execution of this Agreement).  Notwithstanding the above, Executive will be permitted, to the extent such activities do not substantially interfere with the performance by Executive of his duties and responsibilities hereunder or violate Section 11(a), (b) or (c) of this Agreement, to (i) manage Executive’s (and his immediate family’s) personal, financial and legal affairs, and (ii) serve on civic or charitable boards or committees (it being expressly understood and agreed that Executive’s continuing to serve on the board and/or committees on which Executive is serving, or with which Executive is otherwise associated, as of the Effective Date (each of which has been disclosed to the Company on a list provided to the Company by the Executive coincident with the execution of this Agreement), will be deemed not to interfere with the performance by Executive of his duties and responsibilities under this Agreement).

4.                                      Place of Performance. The place of employment of Executive will be at the Company’s offices in Manhattan, New York and Paramus, New Jersey and the Executive shall allocate his working time between such offices in his discretion.

5.                                      Compensation and Related Matters.

(a)                                 Base Salary.  During the Employment Period, the Company will pay Executive a base salary at the rate of not less than $525,000 per year (“Base Salary”). Executive’s Base Salary will be paid in approximately equal installments in accordance with the Company’s customary payroll practices. If Executive’s Base Salary is increased by the Company, such increased Base Salary will then constitute the Base Salary for all purposes of this Agreement.

(b)                                 Annual Bonus (Annual Incentive Awards). During the Employment Period, Executive will be entitled to receive an annual target bonus of not less than 100% of Base Salary, payable 50% in cash and 50% in equity awards that vest ratably over three years subject to continued employment with the Company through each vesting date.

(c)                                  Long-Term Incentive Awards. During the Employment Period, Executive will receive annual grants under the Company’s long-term incentive compensation plans (the “LTI Plans”) of options to purchase Company stock with a 10-year term, an exercise price per share equal to the fair market value of the Company’s stock on the date of grant and a grant date Black Scholes value equal to $200,000.  Such stock options will vest ratably over three years from the grant date, subject to continued employment with the Company through each vesting date.

(d)                                 One-Time Equity Awards following Effective Date.

(i)                                     Options. On or as soon as reasonably practicable after the Effective Date, the Company will grant Executive options to purchase shares of Company stock (the “Initial Option Award”) with a 10 year term, an exercise price per share equal to the average of the high and low trading prices of the Company’s stock on the New York Stock Exchange (“NYSE”) on the grant date, and a grant date Black Scholes value equal to $500,000.  The Initial Option Award will vest ratably over four years from the grant date, subject to continued employment with the Company through each vesting date.

(ii)                                  Restricted LTIP Units.  On or as soon as reasonably practicable after the Effective Date, the Company will grant Executive a number of long-term incentive partnership units (the “Initial Restricted LTIP Units”) equal to $1,000,000, divided by the volume-weighted average trading price of the Company’s stock on the NYSE for the ten trading days up to and including the grant date.  The Initial Restricted LTIP Units will have terms that are substantially the same as those applicable to LTIP Units in the Partnership as set forth in the Limited Partnership Agreement of the Partnership (the “Partnership Agreement”), in the form filed as Exhibit 10.1 to the Registration Statement on Form 10 filed by the Company with the Securities and Exchange Commission on November 13, 2014 (along with the exhibits thereto).  The Initial

Restricted LTIP Units will vest ratably over four years from the grant date, subject to continued employment with the Company through each vesting date.

(e)                                  Welfare, Pension and Incentive Benefit Plans.  During the Employment Period, Executive will be entitled to participate in such 401(k) and employee welfare and benefit plans and programs of the Company as are made available to the Company’s senior level executives or to its employees generally, as such plans or programs may be in effect from time to time, including, without limitation, health, medical, dental, long-term disability and life insurance plans. Additionally, the Company will (i) provide Executive with a car and driver for use in connection with Executive’s performance of duties for the Company and (ii) within 30 days following receipt from Executive of written evidence of premiums paid by Executive for life, disability and/or similar insurance policies, reimburse Executive for the amount of such premiums in an amount not to exceed $30,000 in any calendar year.

(f)                                   Expenses. The Company will promptly reimburse Executive for all reasonable business expenses upon the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures now in force or as such policies and procedures may be modified with respect to all senior executive officers of the Company.

(g)                                  Vacation. Executive will be entitled to four weeks of vacation annually.

(h)                                 Make-Whole Cash Award.  As soon as reasonably practicable following the Effective Date, the Company will pay the Executive $400,000 in cash; provided that this amount will be reduced, on a dollar-for-dollar basis, by the dollar value actually received, if any, by Executive in respect of the retention bonus awarded to Executive by the Executive’s former employer on April 4, 2014.

(i)                                     Tax Treatment.  The parties agree that all equity awards contemplated by this Agreement will be structured in a mutually agreeable tax efficient way, including by structuring the awards through the operating partnership.

(j)                                    Relocation Reimbursement.  The Company will reimburse Executive for reasonable and direct expenses incurred in connection with Executive’s relocation from Miami, Florida to the New York City area in an amount not to exceed $200,000 as soon as reasonably practicable following the presentation of reasonably itemized statements of such expenses in accordance with the Company’s policies and procedures.  Relocation expenses that are eligible for reimbursement include, but are not limited to, direct moving and packing costs, real estate commission and closing costs related to the sale of Executive’s current primary residence and travel-related costs (hotel/temporary housing, meals and airfare for Executive and Executive’s family).

6.                                      Reasons for Termination. Executive’s employment hereunder may or will be terminated during the Employment Period under the following circumstances:

(a)                                 Death. Executive’s employment hereunder will terminate upon his death.

(b)                                 Disability. If, as a result of Executive’s incapacity due to physical or mental illness, Executive shall have been substantially unable to perform his duties hereunder for a continuous period of 180 days, the Company may terminate Executive’s employment hereunder for “Disability”. During any period that Executive fails to perform his duties hereunder as a result of incapacity due to physical or mental illness, Executive will continue to receive his full Base Salary set forth in Section 5(a) until his employment terminates.

(c)                                  Cause. The Company may terminate Executive’s employment for Cause. For purposes of this Agreement, the Company will have “Cause” to terminate Executive’s employment upon Executive’s:

(i)                                     conviction of, or plea of guilty or nolo contendere to, a felony;

(ii)                                  willful and continued failure to use reasonable best efforts to substantially perform his duties hereunder (other than such failure resulting from Executive’s incapacity due to physical or mental illness or subsequent to the issuance of a Notice of Termination by Executive for Good Reason) that Executive fails to remedy to the reasonable satisfaction of the Company within 30 days after written notice is delivered by the Company to Executive that sets forth in reasonable detail the basis of Executive’s failure to use reasonable best efforts to substantially perform his duties hereunder; or

(iii)                               willful misconduct (including, but not limited to, a willful breach of the provisions of Section 11) that is or may reasonably be expected to have a material adverse effect on the reputation or interests of the Company.

For purposes of this Section 6(c), no act, or failure to act, by Executive will be considered “willful” if taken or omitted in the good faith belief that the act or omission was in, or not opposed to, the best interests of the Company.

(d)                                 Good Reason. Executive may terminate his employment for “Good Reason” within 90 days after Executive has actual knowledge of the occurrence, without the written consent of Executive, of one of the following events that has not been cured within 30 days after written notice thereof has been given by Executive to the Company setting forth in reasonable detail the basis of the event (provided that such notice must be given to the Company within 30 days of the Executive becoming aware of such condition):

(i)                                     a material reduction by the Company in Executive’s Base Salary, annual bonus opportunity or the aggregate level of employee benefits made available to Executive under this Agreement;

(ii)                                  a material diminution in Executive’s position, authority, duties or responsibilities;

(iii)                               a relocation of Executive’s location of employment to a location outside of Manhattan, New York or, for the Paramus, New Jersey office, a location more than 30 miles outside Paramus, New Jersey; or

(iv)                              the Company’s material breach of any provision of this Agreement, which will be deemed to include (a) the Executive not holding the title of Chief Financial Officer of the Company, (b) delivery by the Company of a notice of non-renewal of this Agreement, (c) failure of a successor to the Company to assume this Agreement in accordance with Section 13(a) below and (d) a material change in the Executive’s reporting relationship such that Executive no longer reports to the Chief Executive Officer of the Company.

Executive’s continued employment during the 90-day period referred to above in this paragraph (d) shall not constitute consent to, or a waiver of rights with respect to, any act or failure to act constituting Good Reason hereunder.

(e)                                  Without Cause. The Company may terminate Executive’s employment hereunder without Cause by providing Executive with a Notice of Termination (as defined in Section 7). This means that, notwithstanding this Agreement, Executive’s employment with the Company will be “at will.”

(f)                                   Without Good Reason. Executive may terminate his employment hereunder without Good Reason by providing the Company with a Notice of Termination.

7.                                      Termination Procedure.

(a)                                 Notice of Termination. Any termination of Executive’s employment by the Company or by Executive during the Employment Period (other than termination pursuant to Section 6(a)) will be communicated by written Notice of Termination to the other party hereto in accordance with Section 14. For purposes of this Agreement, a “Notice of Termination” means a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of Executive’s employment under the provision so indicated if the termination is based on Sections 6(b), (c) or (d).

(b)                                 Date of Termination. “Date of Termination” means (i) if Executive’s employment is terminated by his death, the date of his death, (ii) if Executive’s employment is terminated pursuant to Section 6(b) (Disability), the date set forth in the Notice of Termination, and (iii) if Executive’s employment is terminated for any other reason, the date on which a Notice of Termination is given or any later date (within 30 days after the giving of such notice) set forth in such Notice of Termination; provided, however, that if such termination is due to a Notice of Termination by Executive, the Company shall have the right to accelerate such notice and make the Date of Termination the date of the Notice of Termination or such other date prior to the Executive’s intended Date of Termination as the Company deems appropriate, which acceleration shall in no event be deemed a termination by the Company without Cause or constitute Good Reason.

(c)                                  Removal from any Boards and Position. Upon the termination of Executive’s employment with the Company for any reason, he shall be deemed to resign (i) from the board of trustees or directors of any subsidiary of the Company and/or any other board to which he has been appointed or nominated by or on behalf of the Company (including the Board), and (ii)

from any position with the Company or any subsidiary of the Company, including, but not limited to, as an officer and director of the Company and any of its subsidiaries.

8.                                      Compensation upon Termination. This Section provides the payments and benefits to be paid or provided to Executive as a result of his termination of employment. Except as provided in this Section 8, Executive shall not be entitled to anything further from the Company as a result of the termination of his employment, regardless of the reason for such termination.

(a)                                 Termination for Any Reason. Following the termination of Executive’s employment, regardless of the reason for such termination and including, without limitation, a termination of his employment by the Company for Cause or by Executive without Good Reason or upon expiration of the Employment Period, the Company will:

(i)                                     pay Executive (or his estate in the event of his death) as soon as practicable following the Date of Termination (A) any earned but unpaid Base Salary, (B) any unpaid annual bonus for the year preceding the year of termination if the relevant measurement period for such bonus concluded prior to the Date of Termination, and (C) any accrued and unused vacation pay, through the Date of Termination;

(ii)                                  reimburse Executive as soon as practicable following the Date of Termination for any amounts due Executive pursuant to Section 5(f) (unless such termination occurred as a result of misappropriation of funds); and

(iii)                               provide Executive with any compensation and/or benefits as may be due or payable to Executive in accordance with the terms and provisions of any employee benefit plans or programs of the Company.

Upon any termination of Executive’s employment hereunder, except as otherwise provided herein, Executive (or his beneficiary, legal representative or estate, as the case may be, in the event of his death) shall be entitled to such rights in respect of any equity awards theretofore made to Executive, and to only such rights, as are provided by the plan or the award agreement pursuant to which such equity awards have been granted to Executive or other written agreement or arrangement between Executive and the Company, provided that all vested stock options shall remain exercisable for 60 days following such termination (or if earlier, through the expiration of the scheduled term of such award).

(b)                                 Termination by Company without Cause or by Executive for Good Reason. If Executive’s employment is terminated by the Company without Cause or by Executive for Good Reason, Executive will be entitled to the payments and benefits provided in Section 8(a) hereof and, in addition, the Company will, subject to the following paragraph, pay to Executive (i) a lump sum amount equal to the Severance Amount, (ii) the Pro Rata Bonus paid at the time bonuses are paid to similarly situated employees of the Company, (iii) the Medical Benefits, (iv) the Vesting Benefits, and (v) if the Initial Option Award and the Initial Restricted LTIP Units have not been granted as of the Date of Termination, the Make-Whole Severance Payment.

(i)                                     The “Severance Amount” will be equal to:

(A)                               if such termination is within three (3) months prior to or in connection with (and in each case subject to the consummation of), or within two years following, a Change in Control of the Company (a “Qualifying CIC Termination”), 2.5 times the sum of Executive’s: (x) current Base Salary, and (y) target annual incentive bonus; or

(B)                               if such termination is not a Qualifying CIC Termination, 1.5 times the sum of Executive’s (x) current Base Salary, and (y) target annual incentive bonus.

(ii)                                  The “Pro Rata Bonus” will be equal to (A) if such termination is a Qualifying CIC Termination, the greater of Executive’s target annual incentive bonus or the annual incentive bonus earned in the year of termination based on actual performance or (B) if such termination is not a Qualifying CIC Termination, Executive’s annual incentive bonus earned in the year of termination based on actual performance; in either case multiplied by the number of days in the year up to and including the Date of Termination and divided by 365.

(iii)                               The “Medical Benefits” require the Company to provide Executive medical insurance coverage substantially identical to that provided to other senior executives of the Company (which may be provided pursuant to the Consolidated Omnibus Budget Reconciliation Act) for (A) if such termination is a Qualifying CIC Termination, two years following the Termination Date or (B) if such termination is not a Qualifying CIC Termination, one year following the Termination Date. If this agreement to provide benefits continuation raises any compliance issues or impositions of penalties under the Patient Protection and Affordable Care Act or other applicable law, then the parties agree to modify this Agreement so that it complies with the terms of such laws without impairing the economic benefit to Executive.

(iv)                              The “Vesting Benefits” mean vesting of all outstanding unvested equity-based awards on the Date of Termination, with stock options remaining exercisable for 60 days following the Date of Termination (or if earlier, the expiration of the term of the stock option).

(v)                                 The “Make-Whole Severance Payment” means a lump sum cash payment equal to $1,500,000.

(vi)                              “Change in Control” shall mean:

(A)                               Any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) becomes the beneficial owner (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (1) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (2) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that, for purposes of this Section 8(b)(vi), the following acquisitions shall not constitute a Change of Control:  (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its affiliates or (iv) any acquisition by any corporation pursuant to a transaction that complies with Sections 8(b)(vi)(C)(1), 8(b)(vi)(C)(2) and 8(b)(vi)(C)(3);

(B)                               Any time at which individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(C)                               Consummation of a reorganization, merger, statutory share exchange or consolidation or similar transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each, a “Business Combination”), in each case unless, following such Business Combination, (1) all or substantially all of the individuals and entities that were the beneficial owners of the Outstanding Company Common Stock and the Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the then-outstanding shares of common stock and the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation that, as a result of such transaction, owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership immediately prior to such Business Combination of the Outstanding Company Common Stock and the Outstanding Company Voting Securities, as the case may be, (2) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then-outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then-outstanding voting securities of such corporation, except to the extent that such ownership existed prior to the Business Combination, and (3) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for such Business Combination; or

(D)          Approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

As a condition to the payments and other benefits pursuant to the preceding paragraph (other than payments and benefits provided in Section 8(a) hereof), Executive must execute a separation and general release agreement (the “Release”) in substantially the form typically used by the Company in connection with severance pay modified to reflect the terms of this Agreement. Subject to Section 9 hereof, the lump sum payments set forth above shall be paid to Executive within 30 days after such Release becomes effective; provided, however, that if Executive’s Date of Termination occurs on or after November 1 of a given calendar year, such payment shall, subject to Section 9 hereof, be paid in January of the immediately following calendar year.

(c)           Disability. In the event Executive’s employment is terminated for Disability pursuant to Section 6(b), Executive will be entitled to the payments and benefits provided in Section 8(a) hereof and to vesting of the Initial Option Award and Initial Restricted LTIP Units on the Date of Termination and the Initial Option Award remaining exercisable for one (1) year following the Date of Termination (or if earlier, the expiration of the term of the Initial Stock Option Award) (the “Death and Disability Vesting Benefits”).

(d)           Death. If Executive’s employment is terminated by his death, the Executive’s beneficiary, legal representative or estate, as the case may be, will be entitled to the payments and benefits provided in Section 8(a) hereof and the Death and Disability Vesting Benefits.

9.             409A and Termination. Notwithstanding the foregoing, if necessary to comply with the restriction in Section 409A(a)(2)(B) of the Internal Revenue Code of 1986, as amended (the “Code”) concerning payments to “specified employees” (as defined in Section 409A of the Code and applicable regulations thereunder, “Section 409A”) any payment on account of Executive’s separation from service that would otherwise be due hereunder within six months after such separation shall nonetheless be delayed until the first business day of the seventh month following Executive’s date of termination and the first such payment shall include the cumulative amount of any payments that would have been paid prior to such date if not for such restriction, together with interest on such cumulative amount during the period of such restriction at a rate, per annum, equal to the applicable federal short-term rate (compounded monthly) in effect under Section 1274(d) of the Code on the Date of Termination. Notwithstanding anything contained herein to the contrary, Executive shall not be considered to have terminated employment with the Company for purposes of Section 8 hereof unless he would be considered to have incurred a “separation from service” from the Company within the meaning of Section 409A.

10.          Section 280G. In the event that any payments or benefits otherwise payable to Executive (1) constitute “parachute payments” within the meaning of Section 280G of the Code, and (2) but for this Section 10, would be subject to the excise tax imposed by Section 4999 of the

Code, then such payments and benefits will be either (x) delivered in full, or (y) delivered as to such lesser extent that would result in no portion of such payments and benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income and employment taxes and the excise tax imposed by Section 4999 of the Code (and any equivalent state or local excise taxes), results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such payments and benefits may be taxable under Section 4999 of the Code. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 10 will be made in writing by Golden Parachute Tax Solutions, LLC or such other nationally-recognized accounting firm selected by Executive in his discretion (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 10, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive agree to furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this provision. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this provision. Any reduction in payments and/or benefits required by this provision will occur in the following order: (1) reduction of cash payments; (2) reduction of vesting acceleration of equity awards; and (3) reduction of other benefits paid or provided to Executive. In the event that acceleration of vesting of equity awards is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant for equity awards. If two or more equity awards are granted on the same date, each award will be reduced on a pro-rata basis.

11.          Confidential Information, Ownership of Documents; Non-Competition; Non-Solicitation.

(a)           Confidential Information. During the Employment Period and thereafter, Executive shall hold in a fiduciary capacity for the benefit of the Company all trade secrets and confidential information, knowledge or data relating to the Company and its businesses and investments, which shall have been obtained by Executive during Executive’s employment by the Company and which is not generally available public knowledge (other than by acts by Executive in violation of this Agreement). Except as may be required or appropriate in connection with his carrying out his duties under this Agreement, Executive shall not, without the prior written consent of the Company or as may otherwise be required by law or any legal process, any statutory obligation or order of any court or statutory tribunal of competent jurisdiction, or as is necessary in connection with any adversarial proceeding against the Company (in which case Executive shall use his reasonable best efforts in cooperating with the Company in obtaining a protective order against disclosure by a court of competent jurisdiction), communicate or divulge any such trade secrets, information, knowledge or data to anyone other than the Company and those designated by the Company or on behalf of the Company in the furtherance of its business or to perform duties hereunder.

(b)           Removal of Documents; Rights to Products. Executive may not remove any records, files, drawings, documents, models, equipment, and the like relating to the Company’s business from the Company’s premises without its written consent, unless such removal is in the furtherance of the Company’s business or is in connection with Executive’s carrying out his duties under this Agreement and, if so removed, they will be returned to the Company promptly after termination of Executive’s employment hereunder, or otherwise promptly after removal if such removal occurs following termination of employment. Executive shall and hereby does assign to the Company all rights to trade secrets and other products relating to the Company’s business developed by him alone or in conjunction with others at any time while employed by the Company. In the event of any conflict between the provision of this paragraph and of any applicable employee manual or similar policy of the Company, the provisions of this paragraph will govern.

(c)           Protection of Business. During the Employment Period and until the first anniversary of the applicable Date of Termination the Executive will not (i) engage in any Competing Business (as defined below) or pursue or attempt to develop any project known to Executive and which the Company is pursuing, developing or attempting to develop as of the Date of Termination (a “Project”), directly or indirectly, alone, in association with or as a shareholder, principal, agent, partner, officer, director, employee or consultant of any other organization, (ii) divert to any entity which is engaged in any business conducted by the Company any Project, corporate opportunity or any customer of the Company, or (iii) solicit any officer, employee (other than secretarial staff) or consultant of any of the Company to leave the employ of any of the Company. Notwithstanding the preceding sentence, Executive shall not be prohibited from owning less than 1% percent of any publicly-traded corporation, whether or not such corporation is in competition with the Company. If, at any time, the provisions of this Section 11(c) shall be determined to be invalid or unenforceable, by reason of being vague or unreasonable as to duration or scope of activity, this Section 11(c) shall be considered divisible and shall become and be immediately amended to only such duration and scope of activity as shall be determined to be reasonable and enforceable by the court or other body having jurisdiction over the matter; and Executive agrees that this Section 11(c) as so amended shall be valid and binding as though any invalid or unenforceable provision had not been included herein. “Competing Business” means any business the primary business of which is being engaged in by the Company as a principal business of the Date of Termination (including, without limitation, the development, owning and operating of commercial real estate in the principal geographical markets in which the Company operates on the date of termination and the acquisition and disposition of commercial real estate in those markets for the purpose of development, owning and operating such real estate).

(d)           Injunctive Relief. In the event of a breach or threatened breach of this Section 11, Executive agrees that the Company shall be entitled to injunctive relief in a court of appropriate jurisdiction to remedy any such breach or threatened breach, Executive acknowledging that damages would be inadequate and insufficient.

(e)           Continuing Operation. Except as specifically provided in this Section 11, the termination of Executive’s employment or of this Agreement shall have no effect on the continuing operation of this Section 11.

12.          Indemnification.

(a)           The Company agrees that if Executive is made a party to or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative (a “Proceeding”), by reason of the fact that Executive is or was a trustee, director or officer of the Company or is or was serving at the request of the Company or any subsidiary or either thereof as a trustee, director, officer, member, employee or agent of another corporation or a partnership, joint venture, trust or other enterprise, including, without limitation, service with respect to employee benefit plans, whether or not the basis of such Proceeding is alleged action in an official capacity as a trustee, director, officer, member, employee or agent while serving as a trustee, director, officer, member, employee or agent, Executive shall be indemnified and held harmless by the Company to the fullest extent authorized by applicable law (including the advancement of applicable, reasonable legal fees and expenses), as the same exists or may hereafter be amended, against all Expenses incurred or suffered by Executive in connection therewith, and such indemnification shall continue as to Executive even if Executive has ceased to be an officer, director, trustee or agent, or is no longer employed by the Company and shall inure to the benefit of his heirs, executors and administrators.

(b)           Executive will be entitled to coverage under the Company’s directors’ and officers’ liability insurance policy on the same terms as for the Company’s other officers.

13.          Successors; Binding Agreement.

(a)           Company’s Successors. No rights or obligations of the Company under this Agreement may be assigned or transferred except that the Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.

(b)           Executive’s Successors. No rights or obligations of Executive under this Agreement may be assigned or transferred by Executive other than his rights to payments or benefits hereunder, which may be transferred only by will or the laws of descent and distribution. If Executive should die following his Date of Termination while any amounts would still be payable to him hereunder if he had continued to live, all such amounts unless otherwise provided herein shall be paid in accordance with the terms of this Agreement to such person or persons so appointed in writing by Executive, or otherwise to his legal representatives or estate.

14.          Notice. For the purposes of this Agreement, notices, demands and all other communications provided for in this Agreement shall be in writing and shall be deemed to have been duly given when delivered either personally or by United States certified or registered mail, return receipt requested, postage prepaid, addressed as follows:

If to Executive:

Mr. Mark Langer
[Address on file with the Company]

With a copy to:

Andrew S. Goodstadt, Esq.

Goodstadt Law Group, PLLC

1 Old Country Road, Suite 347

Carle Place, New York  11514

If to the Company:

Urban Edge Properties

888 Seventh Avenue

New York, New York 10106

Tel: 212-894-7000

Attention:  Jeffrey Olson and Donald Casey

15.          Resolution of Differences Over Breaches of Agreement. The parties shall use good faith efforts to resolve any controversy or claim arising out of, or relating to this Agreement or the breach thereof, first in accordance with the Company’s internal review procedures, except that this requirement shall not apply to any claim or dispute under or relating to Section 11 of this Agreement. If despite their good faith efforts, the parties are unable to resolve such controversy or claim through the Company’s internal review procedures, then such controversy or claim shall be resolved by arbitration in Manhattan, New York, in accordance with the rules then applicable of the American Arbitration Association (provided that the Company shall pay the filing fee and all hearing fees, arbitrator expenses and compensation fees, and administrative and other fees associated with any such arbitration), and judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. If any contest or dispute shall arise between the Company and Executive regarding any provision of this Agreement, the Company shall reimburse Executive for all legal fees and expenses reasonably incurred by Executive in connection with such contest or dispute, but only if Executive is successful in respect of substantially all of Executive’s claims brought and pursued in connection with such contest or dispute.  Additionally, the Company will reimburse Executive for reasonable legal fees and expenses incurred by Executive in connection with the negotiation and preparation of this Agreement (including, but not limited to, the term sheet between the parties) up to $15,000 as soon as reasonably practicable following the date hereof.

16.          Miscellaneous.

(a)           Amendments. No provisions of this Agreement may be amended, modified, or waived unless such amendment or modification is agreed to in writing signed by Executive and by a duly authorized officer of the Company, and such waiver is set forth in writing and signed by the party to be charged. The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

(b)           Full Settlement. The Company’s obligations to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder will not (absent fraud or willful misconduct or a termination for Cause) be affected by any set-offs, counterclaims, recoupment, defense, or other claim, right or action that the Company may have against Executive or others. After termination of the Employment Period, in no event will the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts will not be reduced whether or not the Executive obtains other employment.

(c)           Governing Law. The validity, interpretation, construction and performance of this Agreement shall be governed by the laws of the State of New York without regard to its conflicts of law principles.

17.          Entire Agreement. This Agreement sets forth the entire agreement of the parties hereto in respect of the subject matter contained herein and supersedes all prior agreements, term sheets, promises, covenants, arrangements, communications, representations or warranties, whether oral or written, by any officer, employee or representative of any party hereto in respect of such subject matter. Any other prior agreement of the parties hereto in respect of the subject matter contained herein is hereby terminated and cancelled, other than any equity agreements or any compensatory plan or program in which the Executive is a participant on the Effective Date.

18.          409A Compliance.

(a)           This Agreement is intended to comply with the requirements of Section 409A. To the extent that any provision in this Agreement is ambiguous as to its compliance with Section 409A or to the extent any provision in this Agreement must be modified to comply with Section 409A (including, without limitation, Treasury Regulation 1.409A-3(c)), such provision shall be read, or shall be modified (with the mutual consent of the parties, which consent shall not be unreasonably withheld), as the case may be, in such a manner so that all payments due under this Agreement shall comply with Section 409A. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. In no event may Executive, directly or indirectly, designate the calendar year of payment.

(b)           All reimbursements provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) any reimbursement is for expenses incurred during Executive’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement during a calendar year may not affect the expenses eligible for reimbursement in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred, and (iv) the right to reimbursement is not subject to liquidation or exchange for another benefit.

(c)           Executive further acknowledges that any tax liability incurred by Executive under Section 409A of the Code is solely the responsibility of Executive.

19.          Representations. Executive represents and warrants to the Company that he is under no contractual or other binding legal restriction which would prohibit his from entering into and performing under this Agreement or that would limit the performance his duties under this Agreement.

20.          Withholding Taxes. The Company may withhold from any amounts or benefits payable under this Agreement income taxes and payroll taxes that are required to be withheld pursuant to any applicable law or regulation.

21.          Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. Photographic, faxed or PDF copies of such signed counterparts may be used in lieu of the originals for any purpose.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.

URBAN EDGE PROPERTIES		EXECUTIVE

By:	/s/ Jeffrey Olson	/s/ Mark Langer
	Jeffrey Olson	Mark Langer
Chief Executive Officer